Exhibit 99.1

Tuesday Morning Corporation Announces Reverse Stock Split

DALLAS, Nov. 29, 2022 (GLOBE NEWSWIRE) – Tuesday Morning Corporation (NASDAQ: TUEM), a leading off-price retailer of home goods and décor, today announced a 1-for-30 reverse split of its common stock, par value $0.01, effective at 5:00 p.m. Eastern time on Wednesday, November 30, 2022. Tuesday Morning’s common stock will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol TUEM and will begin trading on a split-adjusted basis when the market opens on Thursday, December 1, 2022. The new CUSIP number for Tuesday Morning’s common stock following the reverse stock split will be 89904V200.

On September 28, 2022, the majority holder of Tuesday Morning’s common stock approved a reverse stock split of Tuesday Morning’s common stock at a ratio of not less than 1-for-20 and not more than 1-for-100, with such ratio to be determined by the Board of Directors. The reverse stock split is primarily intended to enable Tuesday Morning to regain compliance with the $1.00 per share minimum bid price required for continued listing on Nasdaq.

As a result of the reverse stock split, every 30 shares of Tuesday Morning’s issued and outstanding common stock as of the effective time will be combined into one share of common stock. In addition, the reverse stock split will affect a reduction in the number of shares issuable pursuant to Tuesday Morning’s equity awards, warrants and convertible debt outstanding as of the effective time of the reverse stock split with a corresponding increase in the exercise or conversion price per share. The par value and other terms of Tuesday Morning’s common stock are not affected by the reverse stock split, and the reverse stock split does not reduce the company’s total authorized shares of common stock, which remain at 200,000,000 total authorized shares of common stock.

No fractional shares will be issued in connection with the reverse stock split. As soon as practicable after the reverse stock split becomes effective, the Company’s transfer agent, Computershare, Inc. (“Computershare”), will aggregate all fractional shares and arrange for them to be sold at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. After completing the sale, stockholders will receive a cash payment from Computershare in an amount equal to their pro rata shares of the total net proceeds of these sales.

Additional information regarding the reverse stock split can be found in Tuesday Morning’s definitive information statement on Schedule 14C that was filed with the Securities and Exchange Commission on October 21, 2022.

About Tuesday Morning

Tuesday Morning Corporation is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 487 stores in 40 states. More information and a list of store locations may be found on the Company's website at www.tuesdaymorning.com.

INVESTOR RELATIONS:

Caitlin Churchill

ICR

203-682-8200

TuesdayMorningIR@icrinc.com

MEDIA:

TuesdayMorning@edelman.com